Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OneMain Financial Holdings, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the headings “Experts” and “Selected Combined Historical Financial Data” in the prospectus.

/s/ KPMG LLP

Baltimore, Maryland

October 8, 2014